Exhibit 99.1

NEWS RELEASE for September 21, 2006

Contact: Dina Masi, CFO
         Integrated BioPharma, Inc.
         888.319.6962
         d.masi@ibiopharma.com


  Integrated BioPharma Reports Results for its Fiscal Year Ended June 30, 2006


Hillside, N.J., September 21, 2006--Integrated BioPharma, Inc. (AMEX:INB) reported financial results today for its fiscal year ended June 30, 2006. Revenues were $57.8 million, an increase of approximately 77% or $25.1 million from $32.7 million for the fiscal year ended June 30, 2005. The increase in sales is primarily attributable to increased sales of our branded proprietary nutraceutical products.

Operating income for the fiscal year ended June 30, 2006 increased by $16.2 million to $5.1 million compared to an operating loss of ($11.1) million for the fiscal year ended June 30, 2005. Net income applicable to common shareholders for the fiscal year ended June 30, 2006 was $5.5 million, or $0.34 per diluted share, compared with a net loss applicable to common shareholders of ($11.4) million, or ($0.90) per diluted share, for the fiscal year ended June 30, 2005, which included non-recurring income of $2.5 million relating to settlement of a lawsuit.

Net income (loss) applicable to common shareholders is calculated after cash Preferred Stock dividends of $482,463 and $490,000 and non-cash Preferred Stock deemed dividends of $2,399,643 and $2,332,000 for the fiscal years ended June 30, 2006 and 2005, respectively.

E. Gerald Kay, Chief Executive Officer of INB, stated, "We believe the results for Fiscal 2006 speak for themselves and provide a strong validation of our strategic plan to continue building the Company's proprietary nutraceutical business."


A summary of our financial results for the fiscal year ended June 30, 2006 are presented below:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                   Fiscal Years Ended
                                                                        June 30,
                                                                -----------------------------
                                                                    2006            2005
                                                                ------------     ------------
Total Revenue                                                   $ 57,820,466     $ 32,735,813
Cost of sales (1)                                                 35,979,805       30,743,847
                                                                ------------     ------------
Gross profit                                                      21,840,661        1,991,966
                                                                ------------     ------------
Impairment                                                                 -        1,122,247
Selling and administrative expenses                               16,737,519       11,982,220
                                                                ------------     ------------
Total selling and administrative expenses                         16,737,519       13,104,467
                                                                ------------     ------------
Operating income (loss)                                            5,103,142      (11,112,501)
Gain on settlement of lawsuit                                              -        2,475,322
Other income (expense)                                              (221,616)          29,425
                                                                ------------     ------------
Income (loss) before income taxes
and minority interest                                              4,881,526       (8,607,754)
Federal and state income tax benefit, net                          3,356,447           27,325
                                                                ------------     ------------
Net income (loss) before minority interest                         8,237,973       (8,580,429)
Minority interest                                                    193,779              196
                                                                ------------     ------------
Net income (loss)                                                  8,431,752       (8,580,233)
Non-cash deemed dividend from beneficial conversion
feature of Series B Preferred stock dividend (2)                  (2,399,643)      (2,332,000)
Series B Preferred stock dividend (3)                               (482,463)        (490,000)
                                                                ------------     ------------
Net income (loss) applicable to common shareholders             $  5,549,646     $(11,402,233)
                                                                ============     ============

Net income (loss) per common share:
Basic                                                           $       0.43     $      (0.90)
                                                                ============     ============
Diluted                                                         $       0.34     $      (0.90)
                                                                ============     ============
Weighted average common shares outstanding:
Basic                                                             12,832,737       12,610,975
                                                                ============     ============
Diluted(4)                                                        16,231,365       12,610,975
                                                                ============     ============

About Integrated BioPharma, Inc. (INB)
Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.